EXHIBIT 99.1

America's Car-Mart's Growth Continues With 11% Increase in Diluted Earnings Per Share of $.78, Now Operating 108 Dealerships; 3.7% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Aug. 18, 2011 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its first fiscal quarter ended July 31, 2011. The Company repurchased 388,520 shares of its common stock during the quarter representing 3.7% of the outstanding shares.

The Company also today announced that our Chairman, Tilman J. (Skip) Falgout, III, will retire from our Board of Directors upon completion of his current term in October 2011. We are deeply grateful for his years of valued leadership within the Company and on our Board of Directors and wish him well upon his retirement.

Highlights of first quarter operating results:

  Net income of $8.3 million ($.78 per diluted share) vs. $8.0 million ($.70 per diluted share) for prior year quarter (11% increase in diluted earnings per share)
  Revenue increase of 9.9% to $100.5 million from $91.5 million for the prior year quarter with same store revenue growth of 3.6%
  Retail unit sales increase of 6.7% to 9,049 from 8,481 for the prior year quarter
  Strong cash flows supporting the significant increase in revenues and the $11.9 million increase in Finance Receivables, $700,000 in net capital expenditures, and $11.1 million in common stock re-purchases with only a $9.9 million increase in debt
  Active customer base now over 51,000
  Debt to equity of 31.1% and debt to finance receivables of 19.5%
  Allowance for credit losses remains unchanged at 22% of Finance Receivables
  Provision for credit losses of 20.5% of sales
  Down payments increased to 7.3% from 7.2% for the prior year quarter

"We continue to execute our game-plan very effectively as we grow the business in a controlled manner. We are excited about our future prospects and the opportunities that will develop for our Associates as well as for our new customers as we open new dealerships and continue to grow our customer base at existing locations," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "Our business model is stronger than ever and we are focused on continuing to push for further improvements so that we can expand our offering to more hard-working folks in need of good, basic affordable transportation. Our Associates continue to do a super job of working with our customers to help them succeed which is certainly showing up in our solid credit loss numbers."

"Our Chairman, Skip Falgout has decided to retire from our Board of Directors. He will continue to serve until our annual shareholders' meeting in October. As our Chairman since May 2004 and our Chief Executive Officer from May 2002 to October 2007, Skip participated in a period of tremendous growth for the Company," said Mr. Henderson. "On behalf of our associates and shareholders, I'd like to express my appreciation to Skip for all of his contributions to the Company and wish him all the greatest success with his future endeavors."

"Our financial performance was solid for the quarter. Our strong cash flows allowed us to fund our 9.9% increase in revenues and the resulting $11.9 million increase in Finance Receivables together with $11.1 million in share re-purchases and $.7 million in capital expenditures, all with only a $9.9 million increase in total debt," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "We continue to focus on solid deal-structuring to ensure that our customers have good equity in their vehicles throughout the term of their contracts. Also, we have done an outstanding job of minimizing purchase price increases in a difficult environment. As we have repeatedly said, we are only successful if our customers are successful and we are dedicated to earning their repeat business one customer at a time."

"The company repurchased 388,520 shares, or 3.7%, of its common stock during the first quarter. Since February 1, 2010 we have repurchased 1,669,266 shares, or 14.2% of our Company," added Mr. Williams. "Obviously, we believe in the long-term value of our company and we will invest in the repurchase program when favorable conditions are presented to us. We've opened two dealerships during this fiscal year and have several in the pipeline and currently anticipate that we will open 8 additional new dealerships between now and April 30, 2012. Our focus on cash flows is allowing us to re-purchase shares and, at the same time, add customers at new and existing dealerships at a solid, controlled pace."

Conference Call

Management will be holding a conference call on Friday, August 19, 2011 at 11:00 a.m. Eastern time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #89774551.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 108 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could," "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Three Months Ended		2011	Three Months Ended
	July 31,		vs.	July 31,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	9,049	8,481	6.7%
Average number of stores in operation	107	98	9.2
Average retail units sold per store per month	28.2	28.8	(2.1)
Average retail sales price	$ 9,441	$ 9,242	2.2
Same store revenue growth	3.6%	6.4%
Net charge-offs as a percent of average Finance Receivables	5.6%	5.1%
Collections as a percent of average Finance Receivables	15.9%	16.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.9%	82.6%
Average down-payment percentage	7.3%	7.2%

Period End Data:
Stores open	107	98	9.2%
Accounts over 30 days past due	4.0%	3.6%
Finance Receivables, gross	$ 294,375	$ 272,555	8.0%

Operating Statement:
Revenues:
Sales	$ 90,324	$ 82,602	9.3%	100.0%	100.0%
Interest income	10,200	8,858	15.2%	11.3	10.7
Total	100,524	91,460	9.9%	111.3	110.7

Costs and expenses:
Cost of sales	51,562	46,433	11.0%	57.1	56.2
Selling, general and administrative	16,198	14,790	9.5%	17.9	17.9
Provision for credit losses	18,534	16,138	14.8%	20.5	19.5
Interest expense	442	734	(39.8)%	0.5	0.9
Interest expense - change in fair value of Interest Rate Swap	--	233	-- %	--	0.3
Depreciation and amortization	538	456	18.0%	0.6	0.6
Total	87,274	78,784	10.8%	96.6	95.4

Income before taxes	13,250	12,676		14.7	15.3

Provision for income taxes	4,968	4,711		5.5	5.7

Net income	$ 8,282	$ 7,965		9.2	9.6

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 8,272	$ 7,955

Earnings per share:
Basic	$ 0.81	$ 0.71
Diluted	$ 0.78	$ 0.70

Weighted average number of shares outstanding:
Basic	10,271,359	11,223,777
Diluted	10,579,824	11,436,613

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	July 31, 2011	April 30, 2011

Cash and cash equivalents	$ 219	$ 223
Finance receivables, net	$ 231,651	$ 222,305
Total assets	$ 288,030	$ 276,409
Total debt	$ 57,477	$ 47,539
Treasury stock	$ 48,971	$ 37,875
Stockholders' equity	$ 184,972	$ 187,011
Shares outstanding	10,110,166	10,496,628

Finance receivables:
Principal balance	$ 294,375	$ 282,478
Deferred revenue - payment protection plan	$ (9,264)	$ (8,963)
Allowance for credit losses	(62,724)	(60,173)

Finance receivables, net of allowance and deferred revenue	$ 222,387	$ 213,342

Allowance as % of principal balance	22.00%	22.00%

Changes in allowance for credit losses:
	Three Months Ended July 31,
	2011	2010
Balance at beginning of period	$ 60,173	$ 55,628
Provision for credit losses	18,534	16,138
Charge-offs, net of collateral recovered	(15,983)	(13,703)
Balance at end of period	$ 62,724	$ 58,063
CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944
         Jeffrey A. Williams, CFO
         (479) 418-8021
         T. J. ("Skip") Falgout, III, Chairman
         (972) 717-3423